Exhibit 15.1

December 12, 2024

The Board of Directors and Stockholders of Microsoft Corporation

One Microsoft Way

Redmond, Washington 98052-6399

We are aware that our report dated October 30, 2024 on our review of interim financial information of Microsoft Corporation appearing in Microsoft Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington